Sierra Monitor Corporation Declares Quarterly Cash Dividend of $0.01 per Share

Seventeenth Consecutive Quarterly Dividend Issued by Company

MILPITAS, CA -- (Marketwired - October 14, 2016) - Sierra Monitor Corporation (OTCQB: SRMC), a provider of Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets, today announced that its board of directors has declared a quarterly cash dividend of $0.01 per share of common stock. The cash dividend will be payable on November 15, 2016 to shareholders of record on November 1, 2016. This is the seventeenth consecutive quarterly dividend to be paid by the company and represents a quarterly payout of $101,458 in aggregate, based on 10,145,862 shares outstanding as of September 30, 2016.

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets.

The company's FieldServer brand of protocol gateways is used by system integrators and OEMs to enable local and remote monitoring and control of assets and facilities. With more than 200,000 units, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry's leading multi-protocol gateway.

Sierra Monitor's Sentry IT fire and gas detection solutions are used by industrial and commercial facilities managers to protect their personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, US Navy ships, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1979 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with emerging IoT technologies such as cloud connectivity, big data, and analytics, Sierra Monitor is at the forefront of the emerging IIoT trend.

For more information visit: http://www.sierramonitor.com/

Sierra Monitor Investor Relations Contact
Varun Nagaraj
CEO
Sierra Monitor Corporation
vnagaraj@sierramonitor.com